Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of October 12, 2023 (the “Effective Date”), by and between DOLLAR GENERAL CORPORATION (the “Company”) and Todd J. Vasos (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee upon the terms and subject to the conditions hereinafter set forth, and Employee desires to accept such employment; and

WHEREAS, the Company and Employee previously entered into a Consulting Agreement effective April 2, 2023 (the “Consulting Agreement”), and the Company desires to terminate the Consulting Agreement on the Effective Date.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee as Chief Executive Officer of the Company beginning on the Effective Date.

2.             Term. The term of this Agreement shall begin on the Effective Date and shall continue through October 11, 2027 (“Term”), unless otherwise terminated pursuant to Sections 8, 9, 10, 11, 12 or 13 hereof.

3.             Position, Duties and Administrative Support.

a.             Position. As Chief Executive Officer, Employee shall be the most senior executive of the Company and all other senior executives of the Company, including the President, if any, shall report directly or indirectly to Employee. Employee shall report to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be prescribed from time to time by the Board, which shall be consistent with the duties and responsibilities of chief executive officers of comparable companies in similar lines of business. During the Term, the Board or a duly authorized committee of the Board shall nominate Employee to serve as a member of the Board each year that Employee is slated for reelection to the Board, and Employee agrees to serve in such capacity if so elected by the shareholders.

b.             Full-Time Efforts. Employee shall perform and discharge faithfully and diligently such duties and responsibilities and shall devote Employee’s full-time efforts to the business and affairs of the Company. Employee agrees to promote the best interests of the Company and to take no action that is likely to damage the public image or reputation of the Company, its subsidiaries or its affiliates.

c.             Administrative Support. Employee shall be provided with office space and administrative support commensurate with his position as Chief Executive Officer of the Company.

d.             No Interference With Duties. Employee shall not devote time to other activities which would inhibit or otherwise interfere with the proper performance of Employee’s duties and shall not be directly or indirectly concerned or interested in any other business occupation, activity or interest without the express approval of the Chairman of the Board other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics). Employee may not serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates, without the express approval of the Board or a duly authorized committee of the Board and further will comply with any limits on the number of boards on which he may serve as set forth from time to time in any policy adopted by the Board or a duly authorized committee of the Board.

e.             Resignation of All Positions. Upon termination of Employee’s employment hereunder, regardless of the reason for the termination or whether the employment relationship is terminated by Employee or by the Company, Employee shall be deemed to have resigned from all positions that Employee holds as an officer or, to the extent applicable, as a member of the board of directors (or a committee thereof) or any similar governing body of the Company or any of its subsidiaries or affiliates, effective as of the date of Employee’s termination of employment, unless the Board waives this provision in whole or in part prior to the effective date of such termination of employment.

4.             Work Standard. Employee agrees to comply with all terms and conditions set forth in this Agreement, as well as all applicable Company work policies, procedures and rules. Employee also agrees to comply with all federal, state and local statutes, regulations and public ordinances governing Employee’s performance hereunder.

5.             Compensation.

a.             Base Salary. Subject to the terms and conditions set forth in this Agreement, for the Term of this Agreement the Company shall pay Employee, and Employee shall accept, an annual base salary (“Base Salary”) of no less than One Million Four Hundred Thousand Dollars ($1,400,000). The Base Salary shall be paid in accordance with the Company’s normal payroll practices (but no less frequently than monthly), will be reviewed annually by, and may be increased from time to time at the sole discretion of, the Board or a duly authorized committee of the Board.

b.             Annual Incentive Bonus. Employee’s incentive compensation for the Term of this Agreement shall be determined under the Company’s annual bonus program, as it may be amended from time to time, provided to senior executive officers of the Company. The actual bonus paid pursuant to this Section 5(b), if any, shall be based on criteria established by the Board or a duly authorized committee of the Board in accordance with the terms and conditions of the annual bonus program for senior executive officers. Any bonus payments due hereunder shall be payable to Employee no later than two and one half (2 ½) months after the end of the Company’s taxable year or the calendar year, whichever is later, in which Employee is first vested in such bonus payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

c.             Vacation. Employee shall be entitled to five (5) weeks paid vacation time for the Term of this Agreement. Vacation time is granted on the anniversary of Employee’s hire date each year. Any available but unused vacation as of the annual anniversary of employment date or at Employee’s termination date shall be forfeited, unless otherwise required by law.

d.             Business Expenses. Employee shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Employee shall adhere to the Company’s expense reimbursement policies and procedures. In no event will any such reimbursement be made later than the last day of Employee’s taxable year following Employee’s taxable year in which Employee incurs the reimbursable expense.

e.             Perquisites. During the Term of this Agreement, for such time as Employee serves as the Company’s Chief Executive Officer, the Company shall reimburse Employee up to Five Hundred Thousand Dollars ($500,000) per calendar year (prorated for the 2023 calendar year as provided below) for the reasonable costs incurred by Employee during such calendar year for personal air travel to and from Employee’s residences and personal visits with his immediate family (i.e., parents, spouse, and children, including step and in-law) in locations within the continental United States. For the 2023 calendar year, the prorated reimbursement amount will be determined by multiplying Five Hundred Thousand Dollars ($500,000) by a fraction, the numerator of which is the number of days from the Effective Date through the end of the 2023 calendar year, and the denominator of which is 365. Each calendar quarter, Employee shall submit a report to the Compensation and Human Capital Management Committee of the Board (the “Compensation Committee”) that describes Employee’s reimbursable personal air travel and provides substantiation of such personal travel expenses so that the Compensation Committee may review such usage for reasonableness. Subject to Compensation Committee approval, reasonable and properly substantiated personal air travel expenses will be reimbursed during the calendar quarter following the calendar quarter during which they were incurred. During the Term of this Agreement, Employee shall be entitled to receive such other executive perquisites, fringe and other benefits as are provided generally to senior executive officers of the Company under any of the Company’s plans and/or programs in effect from time to time, except that the Compensation Committee may in its sole discretion determine not to grant Employee equity awards under the Company’s equity plan or plans. Any tax liability to Employee resulting from any of the payments, reimbursements or other provision of perquisites provided pursuant to this Section 5(e) shall be solely Employee’s responsibility. Any deviation from the requirements of this Section 5(e) will be in compliance with the applicable provisions of Section 25(o).

f.             Equity Awards. Employee may be eligible to receive equity awards under the Company’s equity plan or plans, as determined by the Compensation Committee in its sole discretion. The amount and terms of any such equity awards shall be determined by the Compensation Committee, in its sole discretion.

6.             Cooperation. Employee agrees to cooperate with the Company in the investigation review, audit, or assessment, whether internal or external, of any matters involving Dollar General as well as the defense or prosecution of any claims or other causes of action made against or on behalf of the Company, including any claims or actions against its affiliates, officers, directors and employees. Employee’s cooperation in connection with such matters includes, without limitation, being available (upon reasonable notice and without unreasonably interfering with his other professional obligations) to meet with the Company and its legal or other designated advisors regarding any matters in which Employee has been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide truthful affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any legal proceeding affecting the Company. Employee further agrees that if Employee is contacted by any person or entity regarding matters Employee knows or reasonably should know to be adverse to the Company, Employee shall promptly (within forty-eight (48) hours) notify the Company in writing by sending such notification to the General Counsel, Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072; facsimile (615) 855-8578 or (615) 855-5517. The Company agrees to reimburse Employee for any reasonable documented expenses incurred in providing such cooperation.

7.             Benefits. During the Term of this Agreement, Employee (and, where applicable, Employee’s eligible dependents) shall be eligible to participate in those various Company welfare benefit plans, practices and policies in place during the Term of this Agreement (including, without limitation, medical, pharmacy, dental, vision, disability, employee life, accidental death and travel accident insurance plans and other programs, if any) to the extent allowed under and in accordance with the terms of those plans. In addition, Employee shall be eligible to participate, pursuant to their terms, in any other benefit plans offered by the Company to other senior executive officers of the Company or other employees from time to time during the Term of this Agreement (excluding plans applicable solely to certain officers of the Company in accordance with the express terms of such plans), except that the Compensation Committee may in its sole discretion determine not to grant Employee equity awards under the Company’s equity plan or plans. Collectively the plans and arrangements described in this Section 7, as they may be amended or modified in accordance with their terms, are hereinafter referred to as the “Benefits Plans.” Notwithstanding the above, Employee understands and acknowledges that Employee is not eligible for benefits under any other severance plan, program, or policy maintained by the Company, if any exists, and that the only severance benefits Employee is entitled to are set forth in this Agreement.

8.             At-Will Employment; Termination for Cause. This Agreement is not intended to change the at-will nature of Employee’s employment with the Company, and it may be terminated at any time by either party, with or without cause. If this Agreement and Employee’s employment are terminated by the Company for “Cause” (Termination for Cause) as that term is defined below, it will be without any liability owing to Employee or Employee’s dependents and beneficiaries under this Agreement (recognizing, however, that benefits covered by or owed under any other plan or agreement covering Employee shall be governed by the terms of such plan or agreement). Any one of the following conditions or Employee conduct shall constitute “Cause”:

a.             Any act by Employee involving fraud or dishonesty, or any material act of misconduct relating to Employee’s performance of his duties;

b.             Any material breach by Employee of any securities or other law or regulation or any Company policy governing trading or dealing with stocks, securities, public debt instruments, bonds, investments or the like or with inappropriate disclosure or “tipping” relating to any stock, security, public debt instrument, bond, investment or the like;

c.             Any material violation by Employee of the Company’s Code of Business Conduct and Ethics (or the equivalent code in place at the time);

d.             Other than as required by law, the carrying out by Employee of any activity, or Employee making any public statement, which prejudices or reduces the good name and standing of the Company or any of its subsidiaries or affiliates or would bring any one of these into public contempt or ridicule;

e.             Attendance by Employee at work in a state of intoxication or Employee otherwise being found in possession at Employee’s place of work or on any Company property of any prohibited drug or substance, possession of which would amount to a criminal offense, or any other violation of the Company’s drug and alcohol policy;

f.             Any assault or other act of violence by Employee;

g.             Conviction of or plea of guilty or nolo contendre to (A) any felony whatsoever or (B) any misdemeanor that would preclude employment under the Company’s hiring policy; or

h.             Willful or repeated refusal or failure substantially to perform Employee’s material obligations and duties hereunder or those reasonably directed by the Board (except in connection with a Disability).

A termination for Cause shall be effective when the Company has given Employee written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Employee ten (10) days to respond.

9.             Termination upon Death. Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Employee’s death, and the Company shall have no further liability to Employee or Employee’s dependents and beneficiaries under this Agreement, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

10.          Disability. If a Disability (as defined below) of Employee occurs during the Term of this Agreement, unless otherwise prohibited by law, the Company may notify Employee of the

Company’s intention to terminate Employee’s employment. In that event, employment shall terminate effective on the termination date provided in such notice of termination (the “Disability Effective Date”), and this Agreement shall terminate without further liability to Employee or to Employee’s dependents and beneficiaries, except for those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. In this Agreement, “Disability” means:

a.             A long-term disability, as defined in the Company’s applicable long-term disability plan as then in effect, if any; or

b.             Employee’s inability to perform the duties under this Agreement in accordance with the Company’s expectations because of a medically determinable physical or mental impairment that (i) can reasonably be expected to result in death or (ii) has lasted or can reasonably be expected to last longer than ninety (90) consecutive days. Under this Section 10(b), unless otherwise required by law, the existence of a Disability shall be determined by the Company, only upon receipt of a written medical opinion from a qualified physician selected by or acceptable to the Company. In this circumstance, to the extent permitted by law, Employee shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician. Nothing in this Section 10(b) is intended to nor shall it be deemed to broaden or modify the definition of “disability” in the Company’s long-term disability plan.

11.          Employee’s Termination of Employment.

a.             Notwithstanding anything herein to the contrary, Employee may terminate employment and this Agreement at any time, for no reason, with ninety (90) days written notice to the Company. In such event, Employee shall not be entitled to those payments and benefits listed in Section 12 or 13 below, as applicable, unless Employee terminates employment for Good Reason, as defined in Section 11(c) below, or unless Section 13(a) applies.

b.             Upon any termination of employment, Employee shall be entitled to any earned but unpaid Base Salary through the date of termination and such other vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. Notwithstanding anything to the contrary herein, such unpaid Base Salary shall be paid to Employee as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment at such time would result in a prohibited acceleration under Section 409A of the Internal Revenue Code, then such amount shall be paid at the time the amount would otherwise have been paid absent such prohibited acceleration.

c.             Good Reason shall mean any of the following actions taken by the Company:

(i)             Without Employee’s written consent, a reduction by the Company in Employee’s Base Salary or target bonus level (i.e., percentage of Base Salary for which a bonus may be earned under the Company’s annual bonus program);

(ii)            The Company shall fail to continue offering or providing Employee any significant Company-sponsored compensation plan or benefit other than equity awards under the Company’s equity plan or plans (without replacing it with a similar plan or with a compensation equivalent), unless (A) such failure is in connection with across-the-board plan changes or terminations similarly affecting at least ninety-five percent (95%) of all officers of the Company; or (B) such failure occurs after having received notice of Employee’s voluntary resignation or retirement;

(iii)           (A) The Company’s principal executive offices shall be moved to a location outside the middle-Tennessee area and as a result the Company requires Employee (absent mutual agreement) to be physically present and work at such new location on a non-temporary regular and continuous basis, or (B) Employee is required (absent mutual agreement) to be based anywhere other than the Company’s principal executive offices;

(iv)           Without Employee’s written consent, the assignment to Employee by the Company of duties inconsistent with, or the significant reduction of the title, powers and functions associated with, Employee’s position, title or office as described in Section 3 above, unless such action is the result of Employee’s failure to meet pre-established and objective performance criteria or unless such action is the result of the Board’s appointment of a Successor CEO (as defined in Section 13 below);

(v)            Any material breach by the Company of this Agreement; or

(vi)           The failure of any successor (whether direct or indirect, by purchase, merger, assignment, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Notwithstanding the foregoing, no termination of employment by Employee shall be for Good Reason unless Employee shall have delivered to the Company notice of the event or circumstance alleged to constitute Good Reason within thirty (30) days of Employee’s knowledge of such event or circumstance and the Company shall have failed to cure such event or circumstance within thirty (30) days following its receipt of such notice. In addition, such termination of employment must have become effective no later than ninety (90) days following the date on which Employee shall have delivered notice to the Company of the event or circumstances alleged to constitute Good Reason. Notwithstanding any other provision of this Section 11(c), Good Reason shall not include Employee’s death, Disability or Termination for Cause or Employee’s termination for any reason other than Good Reason as defined above. Furthermore, Good Reason shall not include the Company’s termination of this Agreement and Employee’s employment upon or following the appointment of a Successor CEO.

12.          Termination by Company without Cause Before Appointment of a Successor CEO or by Employee for Good Reason.

a.             The continuation of Base Salary and other payments and benefits described in Section 12(b) shall be triggered only upon one or more of the following circumstances:

(i)             The Company terminates Employee (as it may do at any time) without Cause before the appointment of a Successor CEO; it being understood that termination by death or Disability or termination without Cause upon or following the appointment of a Successor CEO does not constitute termination without Cause under this Section 12; or

(ii)            Employee terminates for Good Reason.

b.             In the event of one of the triggers referenced in Sections 12(a)(i) or (ii) above, then, on the sixtieth (60th) day after Employee’s termination of employment, but subject to the six (6)-month delay (called the “409A Deferral Period”) provided in Section 25(o)(iii) below, if applicable, and contingent upon the execution and effectiveness of the Release attached hereto and made a part hereof, Employee shall be entitled to the following:

(i)             Continuation of Employee’s Base Salary as of the date immediately preceding the termination (or, if the termination of employment is for Good Reason due to the reduction of Employee’s Base Salary, then such rate of Base Salary as in effect immediately prior to such reduction) for twenty-four (24) months, payable in accordance with the Company’s normal payroll cycle and procedures (but not less frequently than monthly) with a lump sum payment on the sixtieth (60th) day (or at the end of six (6) months if the 409A Deferral Period applies) after Employee’s termination of employment of the amounts Employee would otherwise have received during the sixty (60) days (or six (6) months if the 409A Deferral Period applies) after Employee’s termination had the payments begun immediately after Employee’s termination of employment.

(ii)            A lump sum payment in an amount equal to two times Employee’s annual target bonus under the annual bonus programs for senior executive officers in respect of the Company’s fiscal year in which the termination date occurs.

(iii)           A lump sum payment, in cash, payable at such time as annual bonuses are paid to other senior executives of the Company and subject to achievement of applicable performance criteria, of an amount equal to a pro-rata portion of the annual bonus, if any, that Employee would have been entitled to receive pursuant to Section 5(b) hereof for the fiscal year of termination, if such termination had not occurred, determined by multiplying such annual bonus amount by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the fiscal year of Employee’s termination, and the denominator of which is 365 (“Pro-Rata Bonus”).

(iv)           A lump sum payment in an amount equal to two (2) times the annual contribution that would have been made by the Company in respect of the plan year in which such termination of employment occurs for Employee’s participation in the Company’s medical, pharmacy, dental and vision benefits programs.

(v)            Reasonable outplacement services, as determined and provided by the Company, for one year or until other employment is secured, whichever comes first.

All payments and benefits otherwise provided to Employee pursuant to this Section 12 shall be forfeited if a copy of the Release attached hereto executed by Employee is not provided to the Company within twenty-one (21) days after Employee’s termination date (unless otherwise required by law) or if the Release is revoked; and no payment or benefit hereunder shall be provided to Employee prior to the Company’s receipt of the Release and the expiration of the period of revocation provided in the Release. In no event shall Employee have a right to any duplicate severance or other benefits.

c.             In the event that there is a material breach by Employee of any continuing obligations under this Agreement or the Release after termination of employment, any unpaid amounts under this Section 12 shall be forfeited and the Company shall retain any other rights available to it under law or equity. Any payments or reimbursements under this Section 12 shall not be deemed the continuation of Employee’s employment for any purpose. Except as specifically enumerated in the Release, the Company’s obligations under this Section 12 will not negate or reduce (i) any amounts otherwise due but not yet paid to Employee by the Company, or (ii) any other amounts payable to Employee outside this Agreement, or (iii) those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. The Company may, at any time and in its sole discretion, make a lump-sum payment of any or all amounts, or any or all remaining amounts, due to Employee under this Section 12 if, or to the extent, the payment is not subject to Section 409A of the Internal Revenue Code.

d.             To the extent permitted by applicable law, in the event that the Company reasonably believes that Employee engaged in conduct during his employment that would have resulted in his termination for Cause as defined under Section 8, any unpaid amounts under Section 12 of this Agreement may be forfeited and the Company may seek to recover such portion of any amounts paid under Section 12.

13.          Termination by Company Without Cause or by Employee Without Good Reason Upon or Following Appointment of Successor CEO.

a.             Employee acknowledges that the Board may appoint a successor Chief Executive Officer, whether interim or otherwise (“Successor CEO”), during the Term of this Agreement and, in such event, the Board may terminate this Agreement and Employee’s employment, or Employee may terminate this Agreement and his employment, in each case without any liability owing to Employee or Employee’s dependents and beneficiaries other than as described in Section 13(b) below. If Employee’s employment is terminated by the Company or by Employee upon or following the appointment of a Successor CEO when Cause for termination does not exist, and other than due to death or Disability or for Good Reason, Employee will be eligible to receive the benefits described in Section 13(b), subject to the requirements of Section 13(b), (c) and (d).

b.             In the event of a termination of employment described in Section 13(a) above, Employee shall be entitled to the following, but contingent upon the execution and effectiveness of the Release attached hereto and made a part hereof solely with respect to the benefit described in Section 13(b)(ii):

(i)             Any earned but unpaid Base Salary through the date of termination and such other vested benefits under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. Notwithstanding anything to the contrary herein, such unpaid Base Salary shall be paid to Employee as soon as practicable after the effective date of termination in accordance with the Company’s usual payroll practices (not less frequently than monthly); provided, however, that if payment at such time would result in a prohibited acceleration under Section 409A of the Internal Revenue Code, then such amount shall be paid at the time the amount would otherwise have been paid absent such prohibited acceleration.

(ii)            A lump sum payment, in cash, payable at such time as annual bonuses are paid to other senior executives of the Company and subject to achievement of applicable performance criteria, of an amount equal to the annual bonus, if any, that Employee would have been entitled to receive (on a non-prorated basis) pursuant to Section 5(b) hereof for the fiscal year of termination, if such termination had not occurred and Employee had remained employed through the payment date; provided, however, that no amount shall be paid under this Section 13(b)(ii) if Employee’s termination occurs during the fiscal year ending February 2, 2024.

The benefit under Section 13(b)(ii) shall be forfeited if a copy of the Release attached hereto executed by Employee is not provided to the Company within twenty-one (21) days after Employee’s termination date (unless otherwise required by law) or if the Release is revoked; and no benefit under Section 13(b)(ii) shall be provided to Employee prior to the Company’s receipt of the Release and the expiration of the period of revocation provided in the Release. In no event shall Employee have a right to duplicate severance or other benefits.

c.             In the event that there is a material breach by Employee of any continuing obligations under this Agreement or the Release after termination of employment, any unpaid benefit under Section 13(b)(ii) shall be forfeited and the Company shall retain any other rights available to it under law or equity. Any benefit under this Section 13 shall not be deemed the continuation of Employee’s employment for any purpose. Except as specifically enumerated in the Release, the Company’s obligations under this Section 13 will not negate or reduce (i) any amounts otherwise due but not yet paid to Employee by the Company, or (ii) any other amounts payable to Employee outside this Agreement, or (iii) those benefits owed under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement.

d.             To the extent permitted by applicable law, in the event that the Company reasonably believes that Employee engaged in conduct during his employment that would have resulted in his termination for Cause as defined under Section 8, any unpaid benefit under

Section 13 of this Agreement may be forfeited and the Company may seek to recover such portion of benefit paid under Section 13.

14.          Effect of 280G. Any payments and benefits due under Section 12 or 13 that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code Section 280G”), plus all other “parachute payments” as defined under Code Section 280G that might otherwise be due to Employee (collectively, with payments and benefits due under Section 12 or 13, “Total Payments”), shall be limited to the Capped Amount. The “Capped Amount” shall be the amount otherwise payable, reduced in such amount and to such extent so that no amount of the Total Payments, would constitute an “excess parachute payment” under Code Section 280G. Notwithstanding the preceding sentence but contingent upon Employee’s timely execution and the effectiveness of the Release attached hereto and made a part hereof as provided in Section 12 or 13 hereof, Employee’s Total Payments shall not be limited to the Capped Amount if it is determined that Employee would receive at least fifty thousand dollars ($50,000) in greater after-tax proceeds if no such reduction is made. The calculation of the Capped Amount and all other determinations relating to the applicability of Code Section 280G (and the rules and regulations promulgated thereunder) to the Total Payments shall be made by the tax department of an independent public accounting firm, or, at the Company’s discretion, by a compensation consulting firm, and such determinations shall be binding upon Employee and the Company. Unless Employee and the Company shall otherwise agree (provided such agreement does not cause any payment or benefit hereunder which is deferred compensation covered by Section 409A of the Internal Revenue Code to be in non-compliance with Section 409A of the Internal Revenue Code), in the event the Total Payments are to be reduced, the Company shall reduce or eliminate the payments or benefits to Employee by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the “change in ownership or control” (within the meaning of Code Section 280G). Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

15.          Publicity; No Disparaging Statement. Except as otherwise provided in Sections 16 and 24 hereof, Employee and the Company covenant and agree that they shall not engage in any communications to persons outside the Company which shall disparage one another or any of the Company’s subsidiaries or affiliates or interfere with the existing or prospective business relationships of either party hereto or the Company’s subsidiaries or affiliates. Nothing in any Section of this

Agreement shall preclude or impede Employee from discussing or disclosing any act of sexual harassment in the workplace.

16.          Confidentiality and Legal Process. Employee agrees to keep the proprietary terms of this Agreement confidential and to refrain from disclosing any information concerning this Agreement to anyone other than Employee’s immediate family and personal agents or advisors. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee or the Company from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee and the Company shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee’s or the Company’s right and ability to provide information to any federal, state or local agency in response or adherence to the lawful exercise of such agency’s authority or Employee’s rights or abilities to provide information under Section 24, Whistleblower and Other Protections. To the extent Employee accepts any payments under this Agreement and signs and does not revoke the Release, Employee expressly waives and releases any right to recover any future monetary recovery directly from the Company, including Company payments that result from any complaints or charges that Employee files with any federal, state or local government agency or that are filed on Employee’s behalf as they relate to any matters released by Employee; provided, however, that nothing in this provision limits Employee’s right to receive an award as a whistleblower for information provided to any government agencies or entities.

17.          Business Protection Provision Definitions.

a.             Preamble. As a material inducement to the Company to enter into this Agreement, and in recognition of the valuable employment opportunity, experience, knowledge and proprietary information Employee has gained or will gain while employed, Employee agrees to abide by and adhere to the business protection provisions in Sections 17, 18, 19, 20 and 21 herein.

b.             Definitions. For purposes of Sections 17, 18, 19, 20, 21 and 22 herein:

(i)             “Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and (x) any person or Entity engaged wholly or in material part in the business in which the Company is engaged (i.e., the discount consumable basics or general merchandise retail business), including but not limited to such other similar businesses as Albertsons Companies, ALDI, Big Lots, Casey’s General Stores, Circle K, Costco, CVS, Dollar Tree Stores, Family Dollar Stores, Kroger, 99 Cents Only

Stores, The Pantry, Pilot Flying J, Rite-Aid, Sam’s Club, 7-Eleven, Target, Tractor Supply, Walgreen’s and Wal-Mart, or (y) any person or Entity then attempting or planning to enter the discount consumable basics retail business, in either case whereby Employee is required to perform services on behalf of or for the benefit of such person or Entity which are substantially similar to the services Employee provided or directed at any time while employed by the Company or any of its subsidiaries or affiliates.

(ii)            “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and the details of which are not generally known to the competitors of the Company. Confidential Information shall also include any items marked “CONFIDENTIAL” or some similar designation or which are otherwise identified as being confidential.

(iii)           “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv)           “Restricted Period” shall mean three (3) years following Employee’s termination date.

(v)            “Territory” shall include individually and as a total area those states in the United States, or those countries outside the United States, in which the Company maintains stores at Employee’s termination date or those states or countries in which the Company has specific and demonstrable plans, at Employee’s termination date, to open stores within six (6) months after Employee’s termination date and about which Employee was aware at the time of termination.

(vi)           “Trade Secrets” shall mean information or data of or about the Company, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) any other information which is defined as a “trade secret” under applicable law.

(vii)          “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the Company that were conceived, discovered, created, written, revised or developed by Employee while employed by the Company.

18.          Nondisclosure: Ownership of Proprietary Property.

a.             In recognition of the Company’s need to protect its legitimate business interests, Employee hereby covenants and agrees that, for the Term of this Agreement and thereafter (as described below), Employee shall regard and treat Trade Secrets and Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any Trade Secrets or Confidential Information to any person or Entity for any purpose other than in accordance with Employee’s duties under this Agreement or as required by applicable law. This provision shall apply to each item constituting a Trade Secret at all times it remains a “trade secret” under applicable law and shall apply to any Confidential Information, during employment and for the Restricted Period thereafter.

b.             Employee shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information and shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent reasonably requested, in the protection or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

c.             All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

19.          Non-Interference with Employees. Through employment and thereafter through the Restricted Period, Employee will not, either directly or indirectly, alone or in conjunction with any other person or Entity: actively recruit, solicit, attempt to solicit, induce or attempt to induce any person who is an exempt employee of the Company or any of its subsidiaries or affiliates (or has been within the last six (6) months of Employee’s employment) to leave or cease such employment for any reason whatsoever.

20.          Non-Interference with Business Relationships.

a.             Employee acknowledges that, in the course of employment, Employee will learn about the Company’s business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its product sales and real estate development programs and relationships, vendor and other service provider relationships and agreements, store layouts and fixtures, and marketing techniques and that those things are unique and original. Employee further acknowledges that the Company has a strong business reason to keep secret information relating to the Company’s business concepts, ideas, programs, plans and processes, so as not to aid the Company’s competitors. Accordingly, Employee acknowledges and agrees that the protection outlined in Section 20(b) below is necessary and reasonable.

b.             During the Restricted Period, Employee will not, on Employee’s own behalf or on behalf of any other person or Entity, solicit, contact, call upon, or communicate with any person or entity or any representative of any person or entity who has a business relationship with the Company at Employee’s termination date and with whom Employee had contact while employed, if such solicitation, contact or communication would likely interfere with or cause a diminution in the Company’s business relationships or result in an unfair competitive advantage over the Company.

21.          Agreement Not to Work in Competitive Position. Employee covenants and agrees not to accept, obtain or work in a Competitive Position for a company or entity that operates anywhere within the Territory for the Restricted Period.

22.          Acknowledgements Regarding Sections 17 – 21.

a.             Employee and the Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in Sections 17 through 21 of this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interests of the Company given: (i) the business of the Company; (ii) the competitive nature of the Company’s industry; and (iii) that Employee’s skills are such that Employee could easily find alternative, commensurate employment or consulting work in Employee’s field which would not violate any of the provisions of this Agreement.

b.             Employee acknowledges that the compensation and benefits described in Section 5 and Section 12 or 13, as applicable, are also in consideration of his covenants and agreements contained in Sections 17 through 21 hereof and that a breach by Employee of the obligations contained in Sections 17 through 21 hereof shall forfeit Employee’s right to such compensation and benefits.

c.             Employee acknowledges and agrees that a breach by Employee of the obligations set forth in Sections 17 through 21 hereof will likely cause the Company irreparable injury and that, in such event, the Company shall be entitled to injunctive relief in addition to such other and further relief as may be proper.

d.             The parties agree that if, at any time, a court of competent jurisdiction determines that any of the provisions of Section 17 through 21 hereof are unreasonable under Tennessee law as to time or area or both, the Company shall be entitled to enforce this Agreement for such period of time or within such area as may be determined reasonable by such court.

23.          Return of Materials. Upon Employee’s termination, Employee shall return to the Company all written, electronic, recorded or graphic materials of any kind belonging or relating to the Company or its subsidiaries or affiliates, including any originals, copies and abstracts in Employee’s possession or control.

24.          Whistleblower and Other Protections. Nothing in this Agreement is intended to or will be used in any way to limit Employee’s rights to voluntarily communicate with, file a claim or report with, or to otherwise participate in an investigation with, any federal, state, or local government agency, as provided for, protected under, or warranted by applicable law. Employee does not need prior approval before making any such communication, report, claim, disclosure, or participation and is not required to notify the Company that such communication, report, claim, or participation has been made. Further, nothing in this Agreement shall prohibit Employee from collecting a reward from a governmental agency or entity in connection with any such report referred to herein. Additionally, federal law provides certain protections to individuals who disclose a Trade Secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, Employee may not be held criminally or civilly liable under any state or federal trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a state, federal, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (iii) in a lawsuit alleging retaliation by the Company against Employee for reporting a suspected violation of law, Employee discloses to Employee’s attorney and uses in the court proceeding, as long as any document containing the Trade Secret is filed under seal and Employee does not disclose the Trade Secret except pursuant to a court order.

25.          General Provisions.

a.             Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

b.             Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Employee, his heirs and personal representatives, and the Company and its successors and assigns.

c.             Waiver of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce this Agreement, specifically, to recover damages by reason of any breach of this Agreement, and to exercise all other rights existing in that party’s favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any violations of the provisions of this Agreement.

d.             Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

e.             No Effect on Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which Employee may be eligible.

f.             Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

g.             Notices.

(i)             All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to the Company to:           Dollar General Corporation

Attn: General Counsel

100 Mission Ridge

Goodlettsville, TN 37072-2171

Facsimile: (615) 855-8578 or (615) 855-5517

If to Employee to:                (Last address of Employee known to the Company unless otherwise directed in writing by Employee)

(ii)            All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail, and when delivered if by personal delivery.

(iii)           Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

h.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

i.              Survival. Employee’s obligations under Sections 6, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25 and 26 of this Agreement shall survive the termination of this Agreement and the termination of employment, regardless of the reason for or manner of such termination of employment, and shall be binding upon Employee’s heirs, successor, and assigns, as well as any companies, corporations, partnerships, or other legal or corporate entities subsequently formed by, or on behalf of, Employee.

j.              Entire Agreement and Agreement Termination. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces, as of the Effective Date, any prior agreement, either oral or written, which Employee may have with the Company that relates generally to the same subject matter, including without limitation the Consulting Agreement. Employee and the Company agree that the Consulting Agreement is terminated by the Company and that the forfeiture and clawback provisions in Section 9 of the Consulting Agreement and the related provisions in the Equity Award Agreements (as defined in the Consulting Agreement) are not triggered by termination of the Consulting Agreement. Employee and the Company further agree that the Equity Award Agreements remain in place in accordance with their terms and that the applicable provisions in such Equity Award Agreements related to the Business Protection Provisions (as defined in the employment agreement dated June 3, 2018, as amended) shall remain in effect through April 2, 2026, and that, solely for purposes of the Equity Award Agreements, this Agreement does not constitute a successor agreement and does not replace the employment agreement referenced in each of the Equity Award Agreements.

k.             Assignment. This Agreement may not be assigned by Employee, and any attempted assignment shall be null and void and of no force or effect.

l.              Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

m.            Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

n.             Voluntary Agreement. Employee and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

o.             Deferred Compensation Omnibus Provision. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code (“Code Section 409A”) shall be paid and provided in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Code Section 409A (e.g. death, disability, separation from service from the Company and its affiliates as defined for purposes of Code Section 409A), and in such form, as complies with the applicable requirements of Code Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. In connection with effecting such compliance with Code Section 409A, the following shall apply:

(i)             Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement, to void or amend any election made by Employee under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Code Section 409A.

(ii)            Neither Employee nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Code Section 409A.

(iii)           If Employee is a specified employee for purposes of Code Section 409A(a)(2)(B)(i), any payments or benefits under this Agreement that are deferred compensation subject to Code Section 409A, as determined by the Company, and that are paid in connection with a separation from service payment event (as determined for purposes of Code Section 409A) shall not be made until six months after Employee’s separation from service (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv)           For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treas. Reg. §1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Employee that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(v)            For purposes of determining time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Code Section 409A in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Code Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(vi)           For purposes of this Agreement, a key employee for purposes of Code Section 409A(a)(2)(B)(i) shall be determined on the basis of the applicable twelve (12)–month period ending on the specified employee identification date designated by the Company consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Code Section 409A(a)(2)(B)(i).

(vii)          With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than Employee’s taxable year following Employee’s taxable year in which the related expense is incurred.

(viii)         When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(ix)            Notwithstanding any other provision of this Agreement, the Company shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

p.             Clawback. Employee acknowledges and agrees that Employee’s rights, payments, and benefits with respect to any incentive compensation (in the form of cash or equity) received during or after the Term of this Agreement or as a result of any prior employment by the Company or any of its subsidiaries or affiliates shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Board or the Compensation Committee, including but not limited to the Company’s Clawback Policy (as may be amended or replaced from time to time) (collectively, the “Clawback Requirement”), and Employee agrees to abide by any such Clawback Requirement. To the extent allowed by state and federal law and as determined by the Board or the Compensation Committee, Employee agrees that such recoupment may, in the discretion of the Compensation Committee, be accomplished by withholding of future compensation, including but not limited to future base salary to the extent permitted by law, to be paid to Employee by the Company. Any recovery of incentive compensation covered by Code Section 409A shall be implemented in a manner which complies with Code Section 409A.

26.          Arbitration. Unless a dispute between the Company and Employee (referred to in this Section as the “Parties") under this Agreement is excluded from being determined by arbitration under applicable law (see below), any dispute among the Parties hereto arising out of, or relating to, this

Agreement which cannot be settled amicably by the parties, shall be finally, exclusively and conclusively settled by mandatory arbitration and be further subject to the following provisions:

a.             The arbitration will be filed with the American Arbitration Association (“AAA”). The arbitration will be conducted by a single arbitrator and will be subject to the Federal Rules of Procedure and Evidence. AAA’s Employment Arbitration Rules and Mediation Procedures will only apply if not inconsistent with the Federal Rules of Procedures and Evidence;

b.             The arbitration will be conducted within the time or limitations period required by the asserted claim(s). In addition, any administrative prerequisites associated with the asserted claim(s) (e.g., notices, filing of administrative charges, or obtaining “right to sue” notices from government agencies) must be satisfied;

c.             The arbitration shall take place in Nashville, Tennessee, unless otherwise mutually agreed by the Parties;

d.             The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”);

e.             The Parties waive any and all rights to a judge or jury trial and/or administrative hearing of their disputes and agree to resolve such disputes only through final and binding individual arbitration to the fullest extent permitted by applicable law;

f.              Disputes excluded (“Excluded Disputes") from arbitration under this Section 26 include: (i) claims for workers’ compensation, state disability insurance, unemployment insurance benefits, or other health or welfare benefits under government-administered programs; (ii) claims constituting sexual harassment or sexual assault disputes as defined by the FAA; (iii) claims for which this provision would be invalid or prohibited as a matter of federal law, or state or local law that is not preempted by federal law; (iv) disputes that may not be subject to a pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); (v) claims which are legally prohibited from being adjudicated in arbitration; (vi) disputes arising or related to the applicability, interpretation, enforceability, scope and/or severability of this Section 26, including whether such provisions are governed by the FAA, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee; and (vii) any disputes as to whether any claims or disputes are Excluded Disputes, which must be decided only by a court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;

g.             The Parties agree and stipulate that: (i) all claims that relate to a sexual harassment or sexual assault dispute, as defined in the FAA, shall be filed as (or if not filed as, severed into) a separate case from all other claims; (ii) those claims that do not relate to a sexual harassment or sexual assault dispute and are subject to arbitration under this Section 26 shall be governed by and proceed with individual arbitration, it being the express intent of the Parties to allow for individual arbitration of claims to the maximum extent possible; and (iii) if a Party brings claims subject to arbitration and claims that are not subject to arbitration, the latter shall be stayed until the former are fully arbitrated;

h.             The decision of the arbitrator shall be final and binding upon all Parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court of competent jurisdiction in Davidson County, Tennessee, or a district court in the U.S. District for the Middle District of Tennessee;

i.              Each Party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each Party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees.

Notwithstanding the foregoing provisions of this Section 26, Employee acknowledges and agrees that the Company, its subsidiaries and any of their respective affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit and/or confidentiality, publicity and materials covenants as set forth in Sections 15 through 21 and Section 23 of this Agreement.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Agreement to be effective as of the Effective Date.

Date: October 12, 2023	DOLLAR GENERAL CORPORATION

	By:	/s/ Kathy Reardon

	Name:	Kathy Reardon

	Title:	Executive Vice President & Chief People Officer

“EMPLOYEE”

/s/ Todd J. Vasos
Todd J. Vasos

Date:      October 12, 2023

Addendum to Employment Agreement with Todd J. Vasos

RELEASE AGREEMENT

THIS RELEASE (“Release”) is made and entered into by and between Todd J. Vasos (“Employee”) and DOLLAR GENERAL CORPORATION, and its successor or assigns (the “Company”).

WHEREAS, Employee and the Company have agreed that Employee’s employment with the Company shall terminate on ___________________;

WHEREAS, Employee and the Company have previously entered into that certain Employment Agreement, effective _____________________ (the “Agreement”), in which the form of this Release is incorporated by reference;

WHEREAS, Employee and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee’s employment, and termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Employee in accordance with the Agreement for service Employee has provided and/or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.             Claims Released Under This Release.

In exchange for receiving the payments and benefits described in Section 12 or Section 13(b)(ii) of the Agreement, Employee hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, legal rights, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Employee ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), of any kind or nature whatsoever, including but not limited to those arising from or relating to (directly or indirectly) Employee’s employment or the termination of employment or other events that have occurred as of the date of execution of this Release, including but not limited to:

a.             claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Sarbanes Oxley Act of 2002, the National Labor Relations Act, the Labor Management Relations Act, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act;

b.             claims for violations of any other federal or state statute or regulation or local law or ordinance;

c.             claims for lost or unpaid wages, compensation, or benefits; defamation; intentional or negligent infliction of emotional distress; assault; battery; wrongful or constructive discharge; negligent hiring, retention or supervision; fraud; misrepresentation; conversion; tortious interference; breach of contract; or breach of fiduciary duty;

d.             claims to benefits under any agreement, bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company; or

e.             any other claims under state law arising in tort or contract.

2.             Claims Not Released Under This Release.

In signing this Release, Employee is not releasing any claims that may arise under the terms of this Release or which may arise out of events occurring after the date Employee executes this Release.

Employee also is not releasing claims to benefits that Employee is already entitled to receive under any other plan or agreement covering Employee which shall be governed by the terms of such plan or agreement. However, Employee understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Employee further understands and acknowledges that any continuing obligation under a Company incentive-based plan, program or arrangement or pursuant to any Company policy or provision regarding recoupment of compensation is not altered by this Release and nothing herein is intended to nor shall be construed otherwise.

Nothing in this Release shall prohibit Employee from engaging in activities required or protected under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law. Nothing in this Release shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC or any comparable state or local agency (“Government Agencies”). Notwithstanding the foregoing, Employee hereby waives his right to recover individual relief with respect to any charge, complaint, or lawsuit filed by Employee or anyone acting on Employee’s behalf, and Employee agrees that he will not accept any benefit that he may be entitled to receive in connection with any action taken by any other person or agency against the Company; provided however, that nothing in this Release limits Employee’s right to receive an award for information provided to any Government Agencies.

3.             No Assignment of Claim. Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

4.             Compensation. In accordance with the Agreement, the Company agrees to pay Employee or, if Employee becomes eligible for payments and benefits under Section 12 or 13, as applicable, but dies before receipt thereof, Employee’s spouse or estate, as the case may be, the amounts provided in Section 12 or 13 of the Agreement, as applicable.

5.             Publicity; No Disparaging Statement. Except as otherwise provided in Section 16, “Confidentiality and Legal Process”, and Section 24, “Whistleblower and Other Protections”, of the Agreement, Section 2 of this Release, and as privileged by law, Employee and the Company covenant and agree that they shall not engage in any communications with persons outside the Company which shall disparage one another or interfere with their existing or prospective business relationships.

6.             No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person.

7.             Voluntary Execution. Employee warrants, represents and agrees that Employee has been encouraged in writing to seek advice regarding this Release from an attorney and tax advisor prior to signing it; that this Release represents written notice to do so; that Employee has been given the opportunity and sufficient time to seek such advice; and that Employee fully understands the meaning and contents of this Release. Employee further represents and warrants that Employee was not coerced, threatened or otherwise forced to sign this Release, and that Employee’s signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT EMPLOYEE MAY TAKE UP TO TWENTY-ONE (21) DAYS (OR, IN THE CASE OF AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM OFFERED TO A GROUP OR CLASS OF EMPLOYEES, UP TO FORTY-FIVE (45) DAYS) TO CONSIDER WHETHER TO ENTER INTO THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT THIS RELEASE IS GIVEN SOLELY IN EXCHANGE FOR THE CONSIDERATION SET FORTH IN SECTION 1 HEREOF AND THAT EMPLOYEE WOULD NOT BE ENTITLED TO SUCH CONSIDERATION IN THE ABSENCE OF SIGNING AND NOT REVOKING THIS RELEASE. NO CHANGE TO THE RELEASE, MATERIAL OR OTHERWISE, SHALL RE-START THE 21-DAY [OR 45-DAY] PERIOD.

8.             Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT THIS RELEASE MAY BE REVOKED BY EMPLOYEE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN (7) DAYS OF EMPLOYEE’S EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. EMPLOYEE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON EMPLOYEE AND EMPLOYEE’S HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:

“COMPANY”

DOLLAR GENERAL CORPORATION

By:

Its:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EMPLOYEE”

Date___________________________

WITNESSED BY:

Date___________________________